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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of January 7, 2004 between Home Director, Inc, (Company), a Delaware corporation, with an office at 2525 Collier Canyon Road, Livermore, CA 94550 and Jerry Steckling (Employee), with an address at 1445 Morning Glory, Petaluma, CA 94952.

                                    RECITALS

         Company wishes to employ Employee as Vice-President of Advanced Technology and Chief Technology Officer; and

         Employee is willing to accept that employment upon the terms and conditions described herein.

         NOW, THEREFORE in consideration of the Recital and the terms and conditions described herein, the parties agree as follows:

         1. Employee's Duties, Obligations and Authority.

1.1 General. Company hereby employs Employee as its Vice President of Advanced Technology and Chief Technology Officer (the Employment) and Employee accepts the Employment upon the terms and conditions described herein.

1.2 Employee's Responsibilities

a) Employee's responsibilities, duties and authority shall be consistent with his position as Vice President of Advanced Technology and Chief Technology Officer and he shall have and accept such other responsibilities, duties and authorities assigned to him by the CEO from time to time;

b) Employee shall serve Company faithfully and to the best of his abilities. He shall devote such business time and effort to Company's and any subsidiaries' and affiliates' business and affairs and the promotion of their interests and such other activities assigned to him by the CEO from time to time. The foregoing provisions shall not be construed as preventing Employee from (i) investing his assets in such form or manner that will not require any services on his part; or (ii) performing a reasonable amount of charitable services;

c) Company understands and acknowledges that during the Employment, Employee will be permitted to engage in other activities, provided that such activities, individually or in the aggregate, do not materially interfere with the proper performance of his duties and responsibilities hereunder and, in the reasonable judgmentof the CEO, do not conflict with his duties to Company hereunder; and
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d) Company shall furnish Employee with reasonable office and engineering facilities and such other items that are commensurate with his position hereunder and adequate to allow him to perform the Employment.

2. The Term. The term (Term) of this Agreement shall commence on the date and year first set forth above and continue through January 7, 2007. Unless this Agreement is terminated in accordance with Section 3 below, the Term shall be automatically extended after January 7, 2004 for additional one-year periods.

3. Termination of Employment.

a) Company may terminate the Employment at any time, with or without Cause (as defined below). If Company terminates the Employment for Cause, Employee shall not be paid any Severance (as defined below). If Company terminates the Employment without Cause, Employee shall be paid the following severance (Severance) : (i). before the expiration of one year from the date hereof , an amount equal to his Base (as defined below) paid over the 3-month period preceding such termination;; and (ii). after one year from the date hereof, an amount equal to his Base paid the 4 month period preceding such termination (the applicable period is referred to herein as the Severance Period).

b) After the termination of the Employment without Cause, Employee shall have a duty to seek other employment and shall inform the Company regarding his success in obtaining such employment and the terms of such employment when obtained. Company shall have the right to review Employee's tax returns and the supporting documentation for the periods that include the Severance Period. Company's obligation to provide Severance to Employee (and the continuation of Benefits, as well as, the acceleration of the vesting of options and the continued exercisability of options pursuant to Section 4.6 hereof) shall be subject to Employee's execution of a general release acceptable to Company which releases it and certain other parties from any claims Employee may then have against Company and such other parties. During the Severance Period, Employee shall continue to be entitled to the Benefits he received immediately prior to the termination of his employment; provided, however, any health insurance he is entitled to shall terminate upon his achieving eligibility to health insurance coverage from another employer or under his spouse's coverage.

c) The portion of Employee's Severance based on Base shall be paid to - him at the same intervals that his regular Base is paid, reduced by such amounts that he has earned (whether paid or deferred and whether in cash or in other property) from third parties over the Severance Period. Any Bonus due to Employee under this Section 3 shall be paid to him at the time such Bonus would otherwise be due to Employee pursuant to Section 4.3 hereof.

d) Company's obligation to provide Severance to Employee (and the continuation of Benefits, as well as, the acceleration of the vesting of options and the continued exercisability of options pursuant to Section 4.5 hereof) shall be subject to Employee's execution of a general release acceptable to Company which releases it and certain
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other parties from any claims Employee may then have against Company and such other parties. During the Severance Period, Employee shall continue to be entitled to the Benefits he received immediately prior to the termination of his employment; provided, however, any health insurance he is entitled to shall terminate upon his achieving eligibility to health insurance coverage from another employer or under his spouse's coverage.


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4. Compensation and Benefits.

         4.1 Salary; Base. Employee shall receive a base salary (Base) from Company at an annual rate of $180,000, or such increased rate as its Board of Directors (the Board), in its sole discretion, may hereafter from time to time determine, payable in accordance with its regular payroll practices, subject to all applicable federal and state deductions and withholdings.

         4.2 Incentive Compensation. Employee shall be eligible to receive annual incentive compensation (Bonus) from Company for each calendar year (starting in 2004) up to 30% of Base, contingent upon the achievement of certain objective standards determined by the CEO in his sole discretion. The Bonus with respect to a calendar year shall be paid within 30 days after the Board receives and approves Company's audited financial report for such calendar year. Except as otherwise provided herein, Employee shall not be entitled to any Bonus for any calendar year, unless he is a Company employee on the date the Bonus is to be paid.

         4.3 Expenses. Company shall pay or reimburse Employee for his reasonable and necessary Company business expenses, including, but not limited to, travel, lodging and all other reasonable out-of-pocket expenses incurred by him in performing his services hereunder. All such payments or reimbursements shall be made under Company's current expense account and reimbursement policies, provided that Employee submits the required documentation of such expenses to Company's CFO.

         4.4 Other Benefits. Company shall pay Employee all health and welfare benefits (Benefits) that it currently provides to its senior management team, subject to the terms of its applicable plans and other arrangements.

         4.5 Options.

         a) Company shall grant Employee a ten year option (the Initial Option) to acquire that number of shares of Company stock (Company Stock) equal to 1.5% of the sum of the outstanding Company Stock and Company Stock subject to in-the-money warrants as of the consummation of the current Spencer Trask private offering (the Offering). The Initial Option shall vest and become exercisable to the extent of 1/3rd of the shares subject to such Option on the first anniversary hereof and to the extent of 1/12th of the Company Stock subject to such Option on the last day of the calendar quarter after the said first anniversary hereof and an additional 1/12th of the Company Stock subject to such option on the last day of each subsequent calendar quarter until the option is 100% vested and exercisable or terminates in accordance herewith.

         b) All options granted pursuant to this Section 4.5 shall be subject to the terms and provisions of the Company stock option plan (Stock Option Plan) and the stock option agreements reflecting the terms of such grants. The parties hereto acknowledge that the Stock Option Plan does not currently have sufficient shares of Company Stock available for grant of the
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options contemplated in this Section 4.5 and any grant of such options in excess of shares available shall be subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares available under the plan.

         c) Each option granted pursuant to this Section 4.5 shall have an option exercise price equal to the fair market value of a share of Company Stock on the date of its grant.

         d) If Employee's employment is terminated by Company without Cause, all outstanding options granted to Employee pursuant to this Section 4.5 shall immediately vest and become exercisable and such options shall remain exercisable for their remaining original term.

         e) If Employee's employment is terminated by Company with Cause or by Employee, all unexercised options shall immediately be cancelled. All vested and exercisable options shall remain exercisable for a period of 30 days after Employee's termination and then any unexercised options shall be cancelled.

4.6 Vacation. Employee shall be entitled to two (2) weeks of paid vacation during each calendar year of the Term and. In addition,the Base shall be paid for holidays given by Company to its employees generally. Any unused vacation days for any calendar year of Employment may be used by Employee in a subsequent calendar year of the Employment. Upon termination of the Employment, Employee shall be paid an amount equivalent to all accrued and unused vacation as of the termination date.

5. Termination of Employment.

         5.1 Events of Termination. Employee's employment hereunder shall terminate, upon the occurrence of any one or more of the following events:

                  a) Death. In the event of his death, Employee's employment hereunder shall terminate on the date of death. If Employee's employment hereunder is terminated as a result of his death, Company shall pay his estate the Base through the date of death, any unpaid Bonus earned with respect to a calendar year prior to the year of death, accrued vacation pay and reimbursement of any expenses incurred by him to the date of death.

                  b) Disability. In the event of his disability, the Employment shall terminate on the date of disability. Disability shall mean Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 90 consecutive days. If Employee's employment hereunder is terminated as a result of his disability, Company shall pay him the Base through the date of termination of the Employment, any unpaid Bonus earned with respect to a calendar year prior to the year of such termination, accrued vacation pay and reimbursement of any expenses incurred by him to the termination date.

                  c) Termination by Company for Cause. Company may terminate the Employment for Cause upon written notice to Employee and it shall terminate on the date on which such notice is given. As used herein, Cause shall include Employee's (i) conviction of, or guilty plea or a plea of nolo contrendere to, a felony; (ii) commission of fraudulent, illegal or dishonest acts, as determined by the Board; (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business or operations of the Company (monetarily or otherwise); or (iv) material failure to perform his duties hereunder, or any other material breach hereof, as reasonably determined by the Board if Employee fails to cure any such failure or other material breach within thirty (30) days following receipt of written notice thereof. If the Employment is terminated for Cause, Employee shall be entitled to only the Base earned by him to and including the effective date of such termination, accrued vacation pay, and any of his expenses that have not been reimbursed.

                  d) Termination by Employee. Employee may terminate the Employment for any reason by giving the Board and the CEO at least thirty (30) days prior written notice. If the Employment is terminated by Employee under this provision, he shall be entitled to only the Base earned to and including the effective date of such termination, accrued vacation pay and any of his expenses that have not been reimbursed.

6. Non-Interference; Noncompetition.

         a). During Employment and for one (1) year thereafter, Employee shall not:

                  (i) interfere with any of Company's relationships with, or endeavor to employ or entice away any person who at any time is or shall be a Company employee of or interfere with or seek to alter Company's relationship with any supplier, licensee or distributor; or

                  (ii)) directly or indirectly, engage in or facilitate or support others to engage in the production, sale or distribution of any products or services competitive to Company's products or business, or directly or indirectly, solicit or attempt to solicit for business any suppliers, clients or customers with whom it shall have done business in a manner that reasonably be expected to result in a detriment to Company; or

                  (iii) seek or obtain employment with or provide services to any company customer or client which employment or services could reasonably be expected to result in a detriment to Company.b). For two
         (2) years after Employment, Employee shall not:

                  (i) interfere with any of Company's relationships with, or endeavor to employ or entice away any person who at any time is or shall be a Company employee of or interfere with or seek to alter Company's relationship with any supplier, licensee or distributor; or

                  (ii) directly or indirectly, directly or indirectly, solicit or attempt to solicit for business any suppliers, clients or customers with whom it shall have done business in a manner that reasonably be expected to result in a detriment to Company.

7. Property Rights.

a) Employee's Prior Inventions. Attached as Exhibit A is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets made by Employee prior to the Employment or currently being worked -on, or developed by him in conjunction with third parties (collectively referred to as "Prior Inventions") that belong to Employee or such third parties that may relate to Company's proposed business, products, or research and development; however, the item on Exhibit A are not assigned to Company hereunder. In that regard, as soon as practicable, the parties shall enter into a separate agreement under which Company may, if Employee agrees, purchase such items, or any of them from Employee on such terms as the parties shall agree.

b) Property Rights During the Employment. With respect to information, inventions and discoveries developed, made or conceived by Employee, either alone or with third parties at any time during the Employment and whether or not during working hours, arising out of the Employment or pertinent to any field of business or research in which, during the Employment, Company is engaged or (if such is known to or ascertainable by Employee) is considering, Employee understands and acknowledges that:

                  (a) all such information, inventions and discoveries, patent, patent application, copyright or other property right based thereon whether or not patented or patentable (collectively Information), shall be and remain the exclusive property of Company;

                  (b) Employee shall promptly disclose to an authorized Company representative all Information in his possession as to possible applications and uses thereof;

                  (c) Employee shall not file any patent application relating to any Information , except with the prior written consent of an authorized Company officer;

                  (d) Employee waives and releases any and all rights he may have in and to any Information and hereby assigns to Company all of his rights, titles and interests in the Information and any of its components , and all of his rights, titles and interests in them.. Employee irrevocably designates and appoints Company and its duly authorized officers and agents as agent and attorney-in-fact to act for him and in his behalf and stead to execute and file any documents and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by him; and

                  (e) at the request of Company, and without expense to Employee, he shall execute such documents and perform such other acts as Company deems necessary or appropriate, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by it, and to assign to it such inventions and any and all patent applications and patents relating thereto.

         8. Confidentiality. With respect to the Information and all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials or otherwise (except such as is generally available through publication), obtained by Employee during or as a result of the Employment relating to any Information or improvement, enhancement, product, know-how, formula, software, process, apparatus, design, concept or other creation, or to any use of any of them, or to materials, tolerances, specifications, costs (including, without limitation, manufacturing costs), prices, suppliers, finances or to any plans or strategies of Company, or to any of its other trade secret or proprietary information, Employee understands and acknowledges that:

                  (a) he shall hold all Information, that has not otherwise become public knowledge in strict confidence and not publish or otherwise disclose any of it to any person or entity, other than Company, except with the prior written consent of an authorized officer, or as may be required by law;

                  (b) he shall take all reasonable precautions to assure that the Information, and other items described herein related thereto are properly protected from access by unauthorized persons;

                  (c) he shall not make use of or exploit in any way the information and other items described herein related thereto, except as required in the performance of the Employment ;

                  (d) upon termination of the Employment , or at any time upon its request, Employee shall deliver to Company all graphic materials and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which graphic materials and other things shall be and remain the exclusive property of Company; and

                  (e) for purposes hereof, Graphic Materials includes, without limitation, letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, software, data print-outs, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries thereof.

         9. No Conflicts. Employee acknowledges and represents that his entering into this Agreement and the performance of his obligations hereunder do not breach any other agreement to which he is a party. Employee understands and acknowledges that the Employment does not and will not breach any agreement made by him to keep in confidence information acquired by him prior to or outside of the Employment . Employee shall comply with any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others. He has supplied or shall promptly supply to Company, upon request, a copy of each written agreement setting forth any such obligation. Employee understands and acknowledges that he has not brought and will not bring with him for use in the performance of his duties hereunder any materials, documents or information of a former employer or any third party that are not generally available to the public, unless he has express written authorization from the owner thereof for possession and use or he has otherwise undisputed proprietary rights to such material, documents or information.

         10. Specific Performance. Without intending to limit the remedies available to Company hereunder, Employee understands and acknowledges that damages at law would be an inadequate remedy to Company if he breaches or attempts to breach this Agreement, including any provisions thereof and, in that event, Company may apply for and, without the posting of any bond or other security, obtain injunctive relief in any court of competent jurisdiction to restrain Employee's breach or threatened breach hereof, or otherwise to enforce specifically, any of the covenants contained herein.

         11. Survival. The provisions of Sections 3, 4,5,6, 7, 8, 9, 10, 11, 12.1, 12.4, 12.5 and 12.7 shall, subject to any express provisions of such Sections, survive any termination of this Agreement. Employee's obligations under Sections 5, 6, and 7 hereof shall remain in effect throughout the Employment and, subject to the express provisions of such Sections, thereafter, unaffected by any transfer to a subsidiary or affiliate of Company, and without regard to the reason for termination of Employee's employment.

         12. Miscellaneous.

         12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and entered into and performed in that state, without regard to principles of conflict of laws.

         12.2 Entire Agreement; Amendment. This Agreement contains the complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings and agreements, written or oral, between the parties.

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         12.3 Assignment. This Agreement and the rights and obligations hereunder may not be assignable or delegable by any party without the prior written consent of the other party, except with respect to an assignment by Company to any affiliate or pursuant to a merger or consolidation involving Company or pursuant to the sale of all or substantially all of its assets.

         12.4 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

         12.5 Notice. Any notice to be given hereunder shall be in writing and either delivered in person, by facsimile, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed the parties at the addresses first set forth above. Notices delivered personally shall be deemed given as of actual receipt; notices sent via facsimile transmission shall be deemed given as of one business day following sender's receipt from sender's facsimile machine of written confirmation of transmission thereof; notices sent by overnight courier shall be deemed given as of one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing. Any party may change its address in a notice given to the other party in accordance with this Section.

         12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors (including, without limitation, any successor by merger or sale of all or substantially all assets) and permitted assigns.

         12.7 Further Assurances. Employee shall execute and deliver all instruments and other documents which are mutually and reasonably agreed to by Employee and Company to be necessary or appropriate to carry out the terms hereof. 12.8 Headings. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

         12.9. Attorney's Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

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         12.10. Warranty of Authority. Each party hereto, on behalf of Company represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of Company , and that it is binding upon said corporation without further action or approval by any person or entity.

         12.11 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or by law, shall not preclude or waive their or its rights to exercise any or all other rights and remedies.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                    EMPLOYER:

                                                     HOME DIRECTOR, INC.


                                    By:
                                        ------------------------------
                                    Print Name
                                              ------------------------
                                    Print Title
                                               -----------------------


                                    EMPLOYEE:


                                    ----------------------------------
                                    Jerome Steckling

                                    EXHIBIT A

Agreement dated January 7, 2004 between:
Company and
EmployeePage 1 of 2

EMPLOYEE'S PRIOR INVENTIONS AND EXISTING BUSINESS ASSOCIATIONS




o        Pioneer/TAD professional and theatre contracts and relationship;

o        ADI (AB Amplifier) relationship and business opportunities;

o Presidio, Lucas Films, Skywalker, Pixar, AMPAS, and other custom development projects;

o        JSX audio technology products and potential patents; and

o        The items listed below:

         1. 4 microphone small room measurement system and software

         2. Long acoustic wavelength vector measurement method using predictive waveshape analysis.

         3. Adding and subtracting of impulse response generated from program material for base line differenced data

         4. Unique method for the display of small room acoustic data on standard computer and small PDA monitors

         5. Method for the integration of sound measurement microphones, accelerometers, and transducers in loudspeakers

         6. Method for the integration of sound measuring systems from the electrical inputs to loudspeakers

         7. Stored error correction lookup tables for latency compensation in DSP processors

Exhibit A

         8. Measurement and reverse error correction applications of impedance vs. time

         9. Integrating sound measuring and sound treatment in a chip set.

         10.Universal protocol for output of sound measuring data

         11.Sound measurement protocol to standard spreadsheet format for sound system control

         12.Extended audio analyzing for bi-directional networking system of acoustic and transfer function error data

         13.The collection of aggregate sound system data from direct bi-directional measurement of system and sound field

         14.Linear filter tapped digital signal process for the subtraction of loudspeaker and acoustic errors.

         15.Forward sending of uncompressed unprocessed audio program material in low data rate sub codes for the purpose of comparing actual program material events, where comparison data is used for error correction and aggregate tally and system health information

         16.Quantity distribution of pulse code modulation data in digital to analog converters for the purposes of ballistic error correction in loudspeakers

         17.Non-moving helper coil and method of electronic excitement for ballistic control of loudspeakers

         18.Wall dampening method for diffraction horn lenses

         19. Apparatus for audio compression driver throat diffraction and aiming for variable diffraction polar patterns